Mount Logan Capital Inc. Commences Self Tender Offer to Purchase up to an Aggregate $15 Million of its Common Stock
NEW YORK, December 29, 2025 (GLOBE NEWSWIRE) — Mount Logan Capital Inc. (Nasdaq: MLCI) (“Mount Logan” or the “Company”) today announced that it is commencing a tender offer to purchase for cash up to $15 million of its common stock, par value $0.001, referred to herein as “common stock” or “shares,” or approximately 1,590,600 shares of its common stock (in light of the "round lot" requirement), at a price of $9.43 per share. The closing price of the Company's common stock on December 26, 2025, the last full trading day before the commencement of the tender offer, was $8.26 per share. The 1,590,600 shares sought in the tender offer represent approximately 12% of the Company's shares of common stock currently outstanding. The offer price represents a substantial premium to Mount Logan’s share price as of December 29, 2025 and is an 8% discount to Mount Logan’s book equity value of $10.26 per share as of September 30, 2025. The Company's Board of Directors (the "Board of Directors") believes that the tender offer is an appropriate mechanism to return capital to the Company's shareholders that seek liquidity under current market conditions while also allowing those shareholders who do not participate in the tender offer to share in a higher portion of the Company's future potential.
The tender offer is not contingent upon any minimum number of shares being tendered. However, the tender offer is subject to a number of other terms and conditions, including certain eligibility requirements, which are described in detail in the Offer to Purchase, dated December 29, 2025 (as it may be amended or supplemented from time to time, the “Offer to Purchase”) that the Company is filing with the U.S. Securities and Exchange Commission (the “SEC”). Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase, and the related Letter of Transmittal, among other offer materials, referred to herein together as the “tender offer materials,” which will be mailed to shareholders of record concurrently with the commencement of the tender offer. Beneficial holders will receive the Offer to Purchase and a communication from their bank, broker or custodian. Shareholders wishing to tender their shares but who are unable to deliver them physically or by book-entry transfer prior to the expiration of the tender offer, or who are unable to make delivery of all required documents to the depositary prior to the expiration of the tender offer, may tender their shares by complying with the procedures set forth in the Offer to Purchase for tendering by notice of guaranteed delivery.
The tender offer will expire at 5:00 p.m., New York City time, on February 2, 2026 (the “Expiration Time”), unless extended or terminated by the Company. Tenders of shares must be made before the Expiration Time and may be withdrawn at any time prior to the Expiration Time, in each case, in accordance with the procedures described in the tender offer materials.
The tender offer is not subject to a financing condition. The Company expects to fund the share purchases in the offer from its existing cash and cash equivalents.
Beginning on the eleventh business day after the date of the Expiration Time, and subject to applicable law, we expect to periodically evaluate additional transactions in our securities, which may include open market stock repurchases and privately negotiated transactions, which we may conduct pursuant to trading plans under Rule 10b5-1 and Rule 10b-18 under the Securities Exchange Act of 1934 (the “Exchange Act”), and, if applicable, tender offers pursuant to Rule 13e-4 under the Exchange Act.
Ladenburg Thalmann & Co. Inc. will serve as the Dealer Manager for the tender offer. Alliance Advisors, LLC will serve as Information Agent for the tender offer. Odyssey Transfer and Trust Company will serve as the Depositary for the tender offer. For questions and information, please call the Information Agent toll-free at (855) 206-1845.
The Board of Directors has authorized the tender offer. Neither the Company, its directors or officers, the Dealer Manager, the Information Agent, the Depositary nor any of their respective affiliates makes any recommendation to shareholders as to whether to tender or refrain from tendering their shares in the tender offer. No person is authorized to make any such recommendation. Shareholders must decide whether to tender their shares and, if so, how many shares to tender. In doing so, shareholders should read carefully the information in, or incorporated by reference in, the Offer to Purchase and the Letter of Transmittal (as they may be amended or supplemented), including the purposes and effects of the tender offer. Shareholders are urged to discuss their decisions with their own tax advisors, financial advisors and/or brokers.
Additional Information Regarding the Tender Offer
This communication is for informational purposes only, is not a recommendation to buy or sell the Company's common stock, and does not constitute an offer to buy or the solicitation to sell shares of the Company's common stock. The tender offer will be made only pursuant to the tender offer materials, that the Company will file today with the SEC.

SHAREHOLDERS ARE URGED TO CAREFULLY READ THE TENDER OFFER MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Shareholders may obtain a free copy of the tender offer statement on Schedule TO and the tender offer materials that the Company files with the SEC at the SEC's website at www.sec.gov, and shareholders may obtain them for free from the Company at 650 Madison Avenue, 3rd Floor, New York, NY 10022, (212) 891-2880, and from the information agent for the tender offer, Alliance Advisors, LLC, at (855) 206-1845, Email: MLCI@allianceadvisors.com or from the dealer manager for the tender offer, Ladenburg Thalmann & Co. Inc., at (212) 409-2679, Email: callman@ladenburg.com.

About Mount Logan Capital Inc.

Mount Logan Capital Inc. is an integrated alternative asset management and insurance solutions firm focused on generating durable, fee-based revenue and long-term value creation. The Company leverages differentiated investment strategies alongside permanent insurance capital to deliver attractive, risk-adjusted returns across market cycles.

Through its subsidiaries, Mount Logan Management and Ability, Mount Logan manages and invests across private and public credit markets in North America and the reinsurance of annuity products. This integrated platform is designed to provide stable earnings, downside protection, and a low risk of principal impairment through the credit cycle.

As of September 30, 2025, Mount Logan Capital had over $2.1 billion in assets under management.

To learn more, visit https://ir.mountlogan.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release, and oral statements made from time to time by representatives of Mount Logan, may contain statements of a forward-looking nature relating to future events within the meaning of applicable U.S. and Canadian securities laws. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “could,” “continue,” “estimate,” “expects,” “intends,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would,” “forecasts,” “seeks,” “future,” “proposes,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions). Forward-looking statements are not statements of historical fact and reflect Mount Logan’s current views about future events. Such forward-looking statements include, without limitation, statements about the benefits or consummation of the tender offer on the terms specified or at all, future financial and operating results, Mount Logan’s plans, objectives, expectations and intentions, and other statements that are not historical facts, including but not limited to future results of operations, projected cash flow and liquidity, business strategy, shareholder liquidity and the payment of dividends to shareholders of Mount Logan, and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this press release will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Readers should carefully review the statements set forth in the reports, which Mount Logan has filed or will file from time to time on with the SEC or on SEDAR+ and any risk factors contained in such reports, which may cause results to differ.
Mount Logan does not undertake any obligation, and expressly disclaims any obligation, to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Any discussion of past performance is not an indication of future results. Investing in financial markets involves a substantial degree of risk. Investors must be able to withstand a total loss of their investment. The information herein is believed to be reliable and has been obtained from sources believed to be reliable, but no representation or warranty is made, expressed or implied, with respect to the fairness, correctness, accuracy, reasonableness or completeness of the information and opinions. The information contained on the website of Mount Logan is not incorporated by reference into this press release. Mount Logan is not responsible for the contents of third-party websites.
Contacts:
Mount Logan Capital Inc.
650 Madison Avenue, 3rd Floor
New York, New York 10022
mlc.ir@mountlogan.com

Andrew Berger
SM Berger & Company
Investor Relations
andrew@smberger.com